U.S. ENERGY SYSTEMS, INC.
                           2003 FINANCE INCENTIVE PLAN
            Approved by the Compensation Committee on March 19, 2003




1 - Plan Objectives

The following documents an incentive plan to recognize and reward employees who make positive contributions to U.S. Energy Systems growth and profitability goals through financing.

This plan is designed to provide an incentive for employees to increase sales, revenues and income by financing the Company and its growth. This incentive plan is independent from and additive to other U.S. Energy Systems compensation plans for which employees may be eligible except that employees cannot benefit twice from the same accomplishment.


2 - Eligible Employees

This plan is primarily structured to motivate and reward those employees involved in the Financing activities. However, all U.S. Energy Systems employees are eligible to participate, as there may be occasions when engineering, legal, tax or other corporate and/or other operating unit employees play a role in Financing.

Receipt of awards under the Plan shall be limited to individuals employed by the Company on the date of awards.


3 - Plan Awards

Individual employees or a team of employees, who are responsible for Financing or Re-financing of Equity, Debt or other types of Financing, will be eligible to receive a cash award for their accomplishments.


4 - Plan Administration

The Plan will be administered by the CEO and the President. Awards under the Plan will be made by the Compensation Committee of the Board of Directors. Award recommendations will be made to the Compensation Committee of the Board by an Awards Committee that will include three senior managers of the company, including the CEO.

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5 - Awards Procedures

        1. The employee leading the Financing effort will make nominations for awards under this plan.

        2. The nominations shall be sent to the Awards Committee and shall include:

        o A copy of the Financing documents.
        o A calculation of the net proceeds to the Company after repayment of debt and transaction costs.
        o Identification of other tangible benefits to the Company.
        o Identification of the employee/employees recommended for the award and the proposed incentive percentage for each employee.

        3. The Awards Committee will make recommendations to the Compensation Committee of the Board, which will make the awards in accordance with this plan.


6 - Awards Determination


The total dollar value of the award will be calculated as follows:

o Financing with Equity or Equity Hybrids:
     - 3% of net proceeds to the Company, net of transaction costs but before repayment of debt, if any;
     - if a placement agent, arranger or advisor has been retained by the Company, the award pool will be reduced to 2%.

o Financing with Debt or Debt-like Instruments:
     - 1.5% of net proceeds to the Company, net of transaction costs but before repayment of debt, if any;
     - if a placement agent, arranger or advisor has been retained by the Company, the award pool will be reduced to 1.0%.

o Financing with a Company sponsored Income Fund:
    - Award based on equity financing for the percentage of the fund capitalization received from the issuance of trust certificates or equal.
    - Award based on debt financing for the percentage of the fund capitalization funded by debt.

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o    The Compensation Committee may adjust the amount of the award by 20%
     (increase or decrease) to reflect the relative competitiveness of the terms of the Financing for which the award is made.

The award under this plan will be distributed to one or more employees who were responsible for the Financing or contributed to the success in relation to each employee's relative contribution and considering any other compensation that the employee may receive for the same financing. The final allocation of the award between the employees will be determined by the Compensation Committee of the Board.


7 - Awards Distribution Timing

All nominations for awards will be acted upon within 30 days following submittal to the Awards Committee.

The awards approved under this program will be distributed at the later of Closing and Funding of the Financing, and 30 days following submittal to the Awards Committee.


8 - Other Plan Features

The Company reserves the right to terminate or amend the plan to any extent and in any manner at any time at the Company's sole discretion.

Eligibility or participation in the Plan does not imply nor constitute any type of an employment agreement between the participant and the Company.

This 2003 Finance Incentive Plan shall apply to debt and equity financing transactions closed on or after April 1, 2003.



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